Exhibit 4.1


                     AMCORE STOCK OPTION ADVANTAGE PLAN


                          EFFECTIVE APRIL 1, 1999


                     AMCORE STOCK OPTION ADVANTAGE PLAN



                             TABLE OF CONTENTS

                                                                        PAGE

  ARTICLE 1    PURPOSE OF PLAN   . . . . . . . . . . . . . . . . . . . .  1

  ARTICLE 2    DEFINITIONS   . . . . . . . . . . . . . . . . . . . . . .  1

      2.1  Administrator . . . . . . . . . . . . . . . . . . . . . . . .  1
      2.2  Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . .  1
      2.3  Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .  1
      2.4  Board . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
      2.5  Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
      2.6  Company . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
      2.7  Compensation  . . . . . . . . . . . . . . . . . . . . . . . .  2
      2.8  Eligible Employee . . . . . . . . . . . . . . . . . . . . . .  2
      2.9  Employee  . . . . . . . . . . . . . . . . . . . . . . . . . .  2
      2.10 Exchange Act  . . . . . . . . . . . . . . . . . . . . . . . .  2
      2.11 Exercise Date . . . . . . . . . . . . . . . . . . . . . . . .  2
      2.12 Exercise Periods  . . . . . . . . . . . . . . . . . . . . . .  3
      2.13 Fair Market Value . . . . . . . . . . . . . . . . . . . . . .  3
      2.14 Grant Date  . . . . . . . . . . . . . . . . . . . . . . . . .  3
      2.15 Option  . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
      2.16 Participant . . . . . . . . . . . . . . . . . . . . . . . . .  3
      2.17 Payroll Account . . . . . . . . . . . . . . . . . . . . . . .  3
      2.18 Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
      2.19 Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
      2.20 Stock Account . . . . . . . . . . . . . . . . . . . . . . . .  4

  ARTICLE 3    GRANT AND EXERCISE OF OPTIONS   . . . . . . . . . . . . .  4

      3.1  Participation and General Conditions  . . . . . . . . . . . .  4
      3.2  Right to Exercise . . . . . . . . . . . . . . . . . . . . . .  5
      3.3  Method of Exercise  . . . . . . . . . . . . . . . . . . . . .  5
      3.4  Payment of Exercise Price . . . . . . . . . . . . . . . . . .  5
      3.5  Issuance of Stock . . . . . . . . . . . . . . . . . . . . . .  6
      3.6  Non-transferability . . . . . . . . . . . . . . . . . . . . .  6
      3.7  Withdrawal  . . . . . . . . . . . . . . . . . . . . . . . . .  7
      3.8  Termination of Employment . . . . . . . . . . . . . . . . . .  7
      3.9  Shareholder Rights  . . . . . . . . . . . . . . . . . . . . .  7
      3.10 Issuance of Shares  . . . . . . . . . . . . . . . . . . . . .  7
      3.11 Application of Funds  . . . . . . . . . . . . . . . . . . . .  8
      3.12 Dividends . . . . . . . . . . . . . . . . . . . . . . . . . .  7

  ARTICLE 4    STOCK SUBJECT TO PLAN   . . . . . . . . . . . . . . . . .  8

      4.1  Source of Stock . . . . . . . . . . . . . . . . . . . . . . .  8
      4.2  Maximum Number of Shares  . . . . . . . . . . . . . . . . . .  8
      4.3  Forfeitures . . . . . . . . . . . . . . . . . . . . . . . . .  8
      4.4  Restriction on Sale of Stock  . . . . . . . . . . . . . . . .  8

  ARTICLE 5    ADMINISTRATION OF THE PLAN  . . . . . . . . . . . . . . .  8

      5.1  General Authority . . . . . . . . . . . . . . . . . . . . . .  8
      5.2  Persons Subject to Section 16(b)  . . . . . . . . . . . . . .  9
      5.3  Designation of Affiliates . . . . . . . . . . . . . . . . . .  9

  ARTICLE 6    ADJUSTMENT UPON CORPORATE CHANGES   . . . . . . . . . . .  9

      6.1  Adjustments to Shares upon Changes in Capitalization  . . . .  9
      6.2  Dissolution, Liquidation, Merger or Asset Sale  . . . . . . . 10
      6.3  No Preemptive Rights  . . . . . . . . . . . . . . . . . . . . 10
      6.4  Fractional Shares . . . . . . . . . . . . . . . . . . . . . . 10

  ARTICLE 7    LEGAL COMPLIANCE CONDITIONS   . . . . . . . . . . . . . . 10

      7.1  General . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
      7.2  Stock Holding Periods . . . . . . . . . . . . . . . . . . . . 11
      7.3  Stock Legends . . . . . . . . . . . . . . . . . . . . . . . . 11
      7.4  Representations by Participants . . . . . . . . . . . . . . . 11

  ARTICLE 8    GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . 11

      8.1  Effect on Employment  . . . . . . . . . . . . . . . . . . . . 11
      8.2  Unfunded Plan . . . . . . . . . . . . . . . . . . . . . . . . 12
      8.3  Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
      8.4  Rules of Construction . . . . . . . . . . . . . . . . . . . . 12
      8.5  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . 12
      8.6  Compliance With Section 16 of the Exchange Act  . . . . . . . 12
      8.7  Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . 12
      8.8  Termination . . . . . . . . . . . . . . . . . . . . . . . . . 13
      8.9  Government Regulations  . . . . . . . . . . . . . . . . . . . 13
      8.10 Withholding . . . . . . . . . . . . . . . . . . . . . . . . . 13
      8.11 Effective Date of Plan  . . . . . . . . . . . . . . . . . . . 13



                     AMCORE STOCK OPTION ADVANTAGE PLAN
                                  PREAMBLE

      WHEREAS, AMCORE Financial. Inc. (the "Company") desires to establish a plan through which certain employees of the Company and its affiliates may purchase from the Company shares of its common stock; and

      WHEREAS, the Company intends that the plan be an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, and has designed the plan to conform to the provisions of Rule 16b-3 of the Exchange Act;

      NOW, THEREFORE, the Company hereby establishes the AMCORE Stock
 Option Advantage Plan (the "Plan"), subject to the approval of stockholders of the Company, to be effective April 1, 1999:

                                 ARTICLE 1.
                               PURPOSE OF PLAN

      The purpose of the Plan is to secure for the Company and its shareholders the benefits of the incentive inherent in the ownership of the Company's common stock by present and future eligible employees of the Company and its Affiliates.

                                 ARTICLE 2.
                                 DEFINITIONS

      2.1 Administrator. The individual or committee designated by the Board to administer the Plan.

      2.2 Affiliate. Each corporation that is designated as an Affiliate by the Company pursuant to Section 5.3.

      2.3 Agreement. An enrollment and authorization form submitted by an Eligible Employee to the Administrator through which the Eligible Employee elects to participate in the Plan and authorizes payroll deductions or other procedures established by the Administrator for payment of the exercise price of Options.

      2.4  Board. The Board of Directors of the Company.

      2.5  Code. The Internal Revenue Code of 1986, as amended.

      2.6  Company. AMCORE Financial, Inc. and its successors and assigns.

      2.7 Compensation. An employee's annual rate of compensation earned from employment with the Company or one of its Affiliates, including regular earnings, bonuses, overtime, commissions, shift premium, incentive compensation, incentive payments, amounts elected under a salary reduction agreement pursuant to a plan described in Section 125 of the Code or a deferred compensation plan, and amounts excluded from taxable income under
 Section 402(g) of the Code.

      2.8 Eligible Employee. An Employee of the Company or an Affiliate who is compensated through the Company's or the Affiliate's regular payroll, except for the following:

      (a) An Employee whose customary employment by the Company or Affiliate is 20 hours or less per week.

      (b) An Employee whose customary employment by the Company or Affiliate is for five months or less in a calendar year.

      (c) An employee who would own more than 5% of the total combined voting power of all classes of stock of the Company or an Affiliate at the time such employee would be granted an Option. For the purpose of determining if an employee owns more than 5% of such stock, he shall be deemed to own (i) any stock owned (directly or indirectly) by or for his brothers and sisters (whether by whole or half blood), spouse, ancestors or lineal descendants, (ii) any stock owned (directly or indirectly) by or for a corporation, partnership, estate or trust of which such individual is a shareholder, partner or beneficiary in proportion to his interest in such corporation, partnership, estate or trust, and (iii) any stock the individual may purchase under an outstanding stock option.

           For purposes of the Plan and except as provided in Section 3.1(c), the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company.

     2.9 Employee. A regular common law employee of the Company or an Affiliate who is paid through the Company's regular payroll.

      2.10 Exchange Act. The Securities Exchange Act of 1934, as amended.

     2.11 Exercise Date. The last day of each of the months of March, June, September and December on which the NASDAQ is open for trading.

      2.12 Exercise Period. The Exercise Period for each Eligible Employee shall be the period that begins on the Grant Date hereunder and expires twelve (12) months thereafter.

      2.13 Fair Market Value shall mean, as of any date, the value of Stock determined as follows:

                a) If the Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq Small Cap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing price for such stock as quoted on such exchange or system for the last market trading day on the date of such determination, as reported in The Wall Street Journal or such other source as the Board deems reliable;

                b) If the Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Stock on the date of such determination, as reported in The Wall Street Journal, or such other source as the Board deems reliable;

                c) In the absence of an established market for the Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

      2.14 Grant Date. The Grant Date for each Eligible Employee shall be January 1, April 1, July 1 or October 1 of the calendar year in which such Eligible Employee enrolls in the Plan in accordance with Section 3.1.

      2.15 Option. The right that is granted hereunder to a Participant to purchase from the Company a stated number of shares of Stock at the Fair Market Value on each Exercise Date.

      2.16 Participant. An Eligible Employee who has elected to participate in the Plan in accordance with Article 3.

      2.17 Payroll Account. A bookkeeping account maintained by the Company or its designated record-keeper to which is added the amounts withheld on behalf of each Participant under regular payroll deductions, or otherwise, deposited into the account as authorized by a Participant, and reduced by amounts used to purchase shares of Stock.

      2.18 Plan. The AMCORE Stock Option Advantage Plan.

      2.19 Stock. The common stock of the Company, $0.22 par value.

      2.20 Stock Account. The book-entry account established by the Administrator to which all purchases of Stock pursuant to the exercise of an Option granted under the Plan are credited.


                                 ARTICLE 3.
                        GRANT AND EXERCISE OF OPTIONS

      3.1 Participation and General Conditions. An Eligible Employee may elect to become a Participant by completing the Agreement and filing it with the Administrator prior to the Grant Date or by responding to enrollment procedures in the form and manner prescribed by the Administrator prior to the Grant Date. Payroll deductions for a Participant shall commence on the first payroll following the Grant Date and shall end on the last payroll in the Exercise Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 3.7 and 3.8 hereof.

           On the Grant Date, each Eligible Employee who becomes a Participant, shall, without further action of the Administrator, be granted an Option to purchase a number of whole shares of Stock that, in the aggregate, have an exercise price (as described below) that is not more than the amount contributed to the Plan by the Participant, and does not exceed 10% of the Participant's Compensation on each pay day during the Exercise Period. In addition, no Eligible Employee may be granted an Option which permits his rights to purchase Stock under the Plan and all other employee stock purchase plans (described in Section 423(b) of the Code) of the Company and its Affiliates to accrue at a rate that exceeds $25,000 of Fair Market Value of such Stock (determined on the date that the Option is granted) for each calendar year in which such Option is outstanding at any time. Each Option grant is subject to the following terms and conditions:

      (a) The exercise price of each Option shall be 85% of Fair Market Value of each share of Stock that is subject to the Option, determined on either the Grant Date or, if less, on the Exercise Date.

     (b) Each Option, or portion thereof, that is not exercised during an Exercise Period shall expire at the end of the Exercise Period in which the Option was granted, unless it expires sooner pursuant to Section 3.1(c).

      (c) Each Option shall expire on the date that the Eligible Employee terminates employment with the Company and all of its Affiliates; provided, however, that the Option shall terminate three months after such termination of employment if termination is due to the death or disability of the Eligible Employee. For purposes of this provision, a Participant shall be considered disabled if he has been determined to be disabled under the terms of the Company's Long-Term Disability Plan.

     (d) A right to purchase Stock which has accrued under one Option granted hereunder may not be carried over to any other Option.

      3.2 Right to Exercise. An Option shall be exercisable on each of the Exercise Dates of the Exercise Period that includes the Grant Date on which the Option was granted. An Eligible Employee must exercise an Option while he is an employee of the Company or an Affiliate or within the periods that are specified herein after termination of employment.

      3.3 Method of Exercise. Unless a Participant withdraws from the Plan as provided in Section 3.7 hereof, or unless the Board otherwise provides, such Participant's Option shall be exercised automatically on the Exercise Date, and the maximum number of shares of Stock subject to such Option will be purchased for such Participant at the applicable option price with the accumulated payroll deductions to the Participant's Payroll Account under the Plan pursuant to Section 3.4 hereof.

           The shares of Stock purchased upon exercise of an Option hereunder shall be credited to the Participant's Stock Account as of the Exercise Date and shall be deemed to be transferred to the Participant on such date. Except as otherwise provided herein, the Participant shall have all rights of a shareholder with respect to such shares of Stock upon their being credited to the Participant's Stock Account.

      3.4 Payment of Exercise Price. Amounts credited to a Participant's Payroll Account shall be accumulated and reserved for payment of the exercise price of Options granted hereunder.

      (a) A Participant may modify his election to participate in the Plan at any time by timely providing the Administrator written notice in the form prescribed by the Administrator. Such modification shall be effective on the first payroll date following such notice or, if later, the date specified in the notice.

      (b) An Agreement to begin or modify participation in the Plan must be completed by the Participant within the time prescribed by the Administrator prior to the last payroll date in the Exercise Period for which it is to be effective. If the Agreement is not timely, it shall take effect upon the next following Exercise Period.

      (c) Each Participant's election specified under an Agreement shall remain in effect for successive Exercise Periods until modified or withdrawn by the Participant in accordance with this Section
           3.4 and Section 3.7.

     (d) Interruptions in employment as a result, for example, of a lay-off or the Family and Medical Leave Act, are considered temporary interruptions in participation in the Plan and payroll deductions are to resume when the Eligible Employee returns to work.

      3.5 Issuance of Stock. Unless the Participant withdraws from the Plan pursuant to Section 3.7, on each Exercise Date, the Company shall issue in book-entry format whole shares of Stock to a Participant as follows:

      (a) On each Exercise Date the Company shall determine the number of whole shares of Stock to be issued to each Participant by dividing the balance of such Participant's Payroll Account by the applicable exercise price of the Option.

      (b) The Company shall deduct from a Participant's Payroll Account the amount necessary to purchase the greatest number of whole shares of Stock that can be acquired under the applicable Option.

     (c) If, on an Exercise Date, Participants in the aggregate have Options to purchase more shares of Stock than are available for purchase under the Plan, each Participant shall be eligible to purchase a reduced number of shares on a pro rata basis and any amounts remaining in the Payroll Account shall be returned to such Participants, all as provided by rules and regulations adopted by the Administrator.

      (d) Any amounts remaining in the Payroll Account after deducting the exercise price for whole shares of Stock shall generally be held for use at a subsequent Exercise
           Date. However, a Participant who has made contributions to a Payroll Account and has withdrawn from the Plan under the terms of Section 3.7 may obtain payment of the amounts held in his Payroll Account from the Company in the manner established by the Administrator . A Participant who has terminated employment shall be paid any amounts remaining in his Payroll Account in the manner established by the Administrator.

      3.6 Non-transferability. Any Option granted under this Plan shall not be transferable except by will or by the laws of descent and distribution and shall only be transferred in accordance with applicable restrictions. Only the Participant to whom an Option is granted may exercise such Option, unless he is deceased. No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation, garnishment or liability of such Participant.

      3.7 Withdrawal. A Participant may withdraw from the Plan at any time in the manner prescribed by the Administrator. All of the Participant's payroll deductions credited to his or her Payroll Account shall be paid to such Participant in accordance with Section 3.5(d) and such Participant's Option for the Exercise Period shall be automatically terminated, and no further payroll deductions for the purchase of shares of Stock shall be made for such Exercise Period. If a Participant withdraws from an Exercise Period, payroll deductions shall not resume at the beginning of any succeeding Exercise Period unless the Participant delivers to the Company a new Agreement.

           A Participant's withdrawal from an Exercise Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Exercise Periods which commence after the termination of the Exercise Period from which the Participant withdraws.

      3.8 Termination of Employment. (a) Upon a Participant's ceasing to be an Employee, for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such Participant's Payroll Account during the Exercise Period but not yet used to exercise the Option shall be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto by will or laws of descent and distribution or as otherwise provided in the manner prescribed by the Administrator, in accordance with Section 3.4(d).

           (b) Company Option to Repurchase Stock. Upon termination of employment of any Participant other than for death, disability or retirement as defined in Section 4.4 hereof, the Company shall have the option to repurchase all, or any portion of, the shares owned by such Participant that, at the time of such termination, are subject to the restriction on transfer provided for in Section 4.4. Such option is exercisable by the Company for 30 days following such termination of employment by written notice to the Participant. The Company shall have the right to repurchase such shares at the purchase price per share paid by the Participant at the applicable Exercise Date.

      3.9 Shareholder Rights. No Participant shall have any rights as a stockholder with respect to shares subject to his Option prior to the time that such Option is exercised on the Exercise Date.

      3.10 Issuance of Shares. Shares of Stock issued pursuant to the exercise of Options hereunder shall be credited to the Stock Account of the Participant established by the Administrator as soon as administratively feasible after a Participant exercises an Option hereunder and executes any applicable shareholder agreement that the Company requires at the time of exercise. A Participant may request a stock certificate, which shall be issued as soon as administratively feasible following the lapse of the restrictions set forth in Section 4.4.

      3.11 Application of Funds. All funds of Participants received or held by the Company under the Plan before purchase of the Stock may be held in bank accounts of the Company and shall not accrue interest.

      3.12 Dividends. Dividends earned on shares of Stock held in the Employee's Stock Account shall be credited to the Employee's Payroll Account and used to purchase additional shares of Stock (as provided in the Company's Dividend Reinvestment Plan).

                                 ARTICLE 4.
                            STOCK SUBJECT TO PLAN

      4.1 Source of Shares. Upon the exercise of an Option, the Company may credit to the Participant's book-entry account authorized but unissued shares of Stock.

      4.2 Maximum Number of Shares. The maximum aggregate number of shares of Stock that may be issued pursuant to the exercise of Options is 250,000, subject to increases and adjustments as provided in Article 6.

      4.3 Forfeitures. If an Option is terminated, in whole or in part, the number of shares of Stock allocated to such Option or portion thereof may be reallocated to other Options to be granted under this Plan.

      4.4 Restriction on Sale of Stock. A Participant shall be prohibited from selling any stock acquired under the terms of the Plan until the expiration of the period commencing on each Exercise Date and ending two years later. Notwithstanding the above, this sales restriction shall lapse upon the earlier of the death, disability or retirement of the Participant. For purposes of this provision, a Participant shall be considered disabled if he has been determined to be disabled under the terms of the Company's Long-Term Disability Plan. The Administrator may waive this restriction in its sole discretion. For purposes of this provision a Participant shall be considered retired if he has ceased employment at 55 years of age or older with at least ten (10) years of service or at 65 years of age or older with at least five (5) years of service.

                                 ARTICLE 5.
                         ADMINISTRATION OF THE PLAN

      5.1 General Authority. The Plan shall be administered by the Administrator. The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator. The Administrator shall not be liable for any act done in good faith with respect to this Plan or any Agreement or Option. The interpretation and construction by the Administrator of any terms or provisions of this Plan or of any rule or regulation promulgated in connection herewith shall, to the fullest extent permitted by law, be conclusive and binding on all persons. In addition to all other authority vested with the Administrator under the Plan, the Administrator shall have the discretionary authority to:

      (a)  Interpret all provisions of this Plan;

      (b) Prescribe the form of any Agreement and notice and manner for executing or giving the same;

      (c)  Adopt, amend, or rescind rules for Plan administration; and

      (d) Make all determinations it deems advisable for the administration of this Plan.

      5.2 Persons Subject to Section 16(b). Notwithstanding anything in the Plan to the contrary, the Board, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are members of the Committee subject to Section 16(b) of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Participants.

      5.3 Designation of Affiliates. The Company may from time to time designate a "parent corporation," as defined in Section 424(e) of the Code, or "subsidiary corporation," as defined in Section 424(f) of the Code, to be a participating corporation in a manner that is consistent with Treasury Regulation section 1.423-2(c)(4). Corporations that are so designated shall be Affiliates for purposes of this Plan. Such designation shall be evidenced by the express inclusion of the corporation as an Affiliate within Section 2.2, the intentional act of the Company or the Administrator to communicate in writing the grant of Options hereunder to employees of a corporation, or such other written document that is intended to evidence such designation. The Company or Administrator may rescind the designation of a corporation as an Affiliate by adopting a writing that is intended to evidence such rescission.

                                 ARTICLE 6.
                      ADJUSTMENT UPON CORPORATE CHANGES

      6.1 Adjustments to Shares upon Changes in Capitalization. Subject to any required action by the stockholders of the Company and subject to
 Section 6.3, the reserves of authorized Stock, the maximum number of shares each Participant may purchase each Exercise Period, as well as the price per share and the number of shares of Stock covered by each Option under the Plan which has not yet been exercised shall, as the Administrator determines (in its sole discretion) to be appropriate, be proportionately adjusted for any increase or decrease in the number of issued shares of Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Company's Stock, or any other increase or decrease in the number of shares of the Company's Stock effected without receipt of consideration by the Company or there occurs any other event which in the judgment of the Administrator necessitates such action.

      6.2 Dissolution, Liquidation, Merger or Asset Sale. In the event of the proposed dissolution or liquidation of the Company, a proposed merger of the Company with or into another corporation or a proposed sale of all or substantially all of the assets of the Company, the Exercise Period then in progress shall be shortened by setting a new Exercise Date (the "New Exercise Date"), and shall terminate immediately prior to the consummation of such proposed dissolution, liquidation, merger or asset sale, unless provided otherwise by the Board. The New Exercise Date shall be before the date of the Company's proposed dissolution, liquidation, merger or asset sale. The Participant's Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Exercise Period as provided in Section 3.7 hereof. In addition, on the New Exercise Date the restrictions on transfer of shares of Stock purchased under the Plan provided for by Section 4.4 hereof shall automatically be waived. Notwithstanding the foregoing, if the Board determines, in its sole discretion, to continue the Plan upon a merger with or into another corporation, the Administrator may grant Options in substitution for stock awards, stock options, stock appreciation rights or similar awards held by an individual who becomes an employee of the Company or an Affiliate in connection with a transaction to which Section 424(a) of the Code applies. The terms of such substituted Options shall be determined by the Administrator in its sole discretion, subject only to the limitations of
 Article 4.

      6.2 No Preemptive Rights. The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Options.

      6.3 Fractional Shares. Only whole shares of Stock may be acquired through the exercise of an Option. The Company will return to each Participant's Payroll Account any amount tendered in the exercise of an Option remaining after the maximum number of whole shares have been purchased.

                                 ARTICLE 7.
                         LEGAL COMPLIANCE CONDITIONS

        7. 1 General. No Option shall be exercisable, no Stock shall be issued, no certificates for shares of Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all federal and state laws and regulations (including, without limitation, withholding tax requirements), federal and state securities laws and regulations and the rules of all national securities exchanges or self-regulatory organizations on which the Company's shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. No Option shall be exercisable, no Stock shall be issued, no certificate for shares shall be delivered and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Administrator may deem advisable from any regulatory bodies having jurisdiction over such matters.

      7.2 Stock Holding Periods. In order for tax treatment under Section 421(a) of the Code to apply to Stock acquired hereunder, the Participant is generally required to hold such shares of Stock for two years after the Grant Date of an Option through which shares of Stock were acquired and for one year after the transfer of Stock to the Participant. A person holding Stock acquired hereunder who disposes of shares prior to the expiration of such holding periods, and in accordance with Section 4.4, shall notify the Company of such disposition in writing.

      7.3 Stock Legends. Any certificate issued to evidence shares of Stock for which an Option is exercised may bear such legends and statements as the Company or Administrator may deem advisable to assure compliance with federal and state laws and regulations and any other restrictions. Such legends and statements may include, but are not limited to, restrictions on transfer.

      7.4 Representations by Participants. As a condition to the exercise of an Option, the Company may require a Participant to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares. At the option of the Company, a stop transfer order against any shares of stock may be placed on the official stock books and records of the Company, and a legend indicating that the stock may not be pledged, sold or otherwise transferred unless an opinion of counsel was provided (concurred in by counsel for the Company) and stating that such transfer is not in violation of any applicable law or regulation may be stamped on the stock certificate in order to assure exemption from registration. The Administrator may also require such other action or agreement by the Participants as may from time to time be necessary to comply with the federal and state securities laws. This provision shall not obligate the Company or any Affiliate to undertake registration of options or stock hereunder.

                                 ARTICLE 8.
                             GENERAL PROVISIONS

      8. 1 Effect on Employment. Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any employee any right to continue in the employ of the Company or an Affiliate or in any way affect any right and power of the Company or an Affiliate to terminate the employment of any employee at any time with or without assigning a reason therefor.

      8.2 Unfunded Plan. The Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon contractual obligations that may be created hereunder. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

      8.3 Costs. All costs and expenses incurred in administering the Plan shall be paid by the Company, except that any brokerage fees incurred upon the sale of the stock or costs incurred in the issuance of a stock certificate shall be paid by the Participant.

      8.4 Rules of Construction. Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The masculine gender when used herein refers to both masculine and feminine. The reference to any statute, regulation or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

      8.5 Governing Law. The internal laws of the State of Nevada shall apply to all matters arising under this Plan, to the extent that federal law does not apply. This Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended, but is intended to comply with Section 423 of the Code. Any provisions required to be set forth in this Plan by such Code Section are hereby included as fully as if set forth in the Plan.

      8.6 Compliance With Section 16 of the Exchange Act. With respect to persons subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of this Plan or action by the Administrator fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Administrator.

      8.7 Amendment. The Board may amend this Plan at any time; provided, however, that an amendment that would have an adverse effect on the rights of a Participant under an outstanding Option is not valid with respect to such Option without the Participant's consent, except as provided in
 Section 4.4(a) and except where the Board determines that changes in applicable accounting rules or a change in applicable laws render an amendment desirable, in which case the Board may approve such amendment. Provided further, the shareholders of the Company must, within 12 months before or after the adoption thereof, approve any amendment that increases the number of shares of Stock in the aggregate which may be issued pursuant to Options granted under the Plan or changes the designation of the employees (or class of employees) eligible for participation in the Plan.

      8.8 Termination. The Board may terminate this Plan at a any time or for any reason; provided, however, that no such termination can affect Options previously granted which would adversely affect the right of any Participant. Provided further, if the Board determines that changes in applicable accounting rules or a change in applicable laws renders a termination desirable, then the Board may approve such termination. The Plan shall terminate upon the earliest to occur of (i) the termination of the Plan by the Board in accordance with this Section 8.8, (ii) issuance of all of the shares of Stock reserved for issuance under the Plan, or (iii) ten (10) years from the effective date. The termination of the Plan shall be done in accordance with the procedures established by the Administrator.

      8.9 Governmental Regulations. The Company's obligation to sell and deliver its stock pursuant to the Plan is subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals of any governmental or regulatory authority as may be deemed necessary or appropriate by the Board.

      8.10 Withholding. The Company reserves the right to withhold from stock or cash distributed to a Participant any amounts which it is required by law to withhold.

      8.11 Effective Date of Plan. This Plan shall be effective and Options may be granted under this Plan on April 1, 1999, provided that no Option will be effective or exercisable unless and until this Plan is approved by shareholders of the Company in a manner that satisfies Treasury Regulation section 1.423-2 within 12 months of the date that the Board took action to adopt the Plan. All Options granted under the Plan will become void immediately following the 12-month anniversary of the date the Board adopted the Plan if such approval by shareholders has not yet been obtained.


      IN WITNESS WHEREOF, the undersigned officer has executed this Plan this 26th day of March, 1999, to be effective April 1, 1999.

                          AMCORE  FINANCIAL, INC.

                          By:  /s/ James S.  Waddell
                             -------------------------------------------
                                  James S.  Waddell

                          Its: Executive Vice President
                               and Chief Administrative Officer